UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 25, 2014

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2014, we announced that our Board of Directors (the “Board”) has appointed Cary Vance to serve as our President and Chief Executive Officer and as a member of our Board, with each appointment effective upon Mr. Vance commencing employment with the Company, which is expected to occur on May 23, 2014. Upon his appointment to the Board, Mr. Vance will become the sole member of the Board’s Equity Award Committee. Upon Mr. Vance commencing employment as our President and Chief Executive Officer, Christopher Lowe will cease serving as our interim Chief Executive Officer.

Mr. Vance, age 48, has served as President of Anesthesia & Respiratory Care at Teleflex, Inc., a public medical device manufacturer, since May 2011, and previously served as its Executive Vice President, North America from February 2010 through May 2011. Prior to joining Teleflex, he served as the Vice President, Interventional Oncology at Covidien, a global healthcare products company, from 2008 to February 2010, and as its Vice President and General Manager of the US Region for Energy-based Devices from 2007 to 2008. Prior to Covidien, Mr. Vance served in a number of roles at GE Healthcare from 1997 to 2007, principally in diagnostic imaging equipment sales and sales management. Mr. Vance received a B.A. in Economics and Philosophy, and a Masters of Business Administration, from Marquette University. Mr. Vance’s prior experience as a senior executive of other medical device and healthcare companies and his role as our Chief Executive Officer contributed to our conclusion that he should serve as a director.

In connection with Mr. Vance’s employment, we entered into an offer letter and retention agreement with Mr. Vance on April 25, 2014. Mr. Vance has also entered into our standard form of Proprietary Information and Inventions Agreement. Pursuant to the offer letter, Mr. Vance’s initial annual base salary will be $450,000, and he will be eligible for a target incentive bonus of up to 60% of his base salary for fiscal year 2014, which bonus amount will not be pro-rated for partial year service during 2014 and is guaranteed to be at least $190,000. We will provide a housing and relocation allowance of $15,000 per month during the first twelve months of Mr. Vance’s employment in order to assist him in relocating to the San Francisco Bay Area and will pay up to $5,000 in outside legal fees incurred by Mr. Vance in negotiating his employment offer. Additionally, we agreed to pay Mr. Vance an amount up to $100,000 for the actual loss, if any, that Mr. Vance incurs on the sale of his current primary residence.

Pursuant to the offer letter, Mr. Vance will be granted three equity awards in connection with his commencement of employment: (1) an option to purchase that number of shares of our common stock having an aggregate Black-Scholes value on his first date of employment of $950,000, of which 25% percent of the options will vest after 12 months of continuous employment, and the balance will vest in equal monthly installments over the next 36 months of continuous employment; (2) restricted stock units representing a number of shares of our common stock equal to $570,000 divided by the average closing price of our common stock during the month of April 2014, of which 25% percent of the restricted stock units will vest on June 1, 2015 and an additional 6.25% of the restricted stock units will vest on March 1st, June 1st, September 1st and December 1st of each year thereafter (provided Mr. Vance remains in continuous employment through each such vesting date); and (3) performance stock units representing a number of shares of our common stock equal to $380,000 divided by the average closing price of our common stock during the month of April 2014 (the “On-Target PSUs”) that will vest based on the achievement of both our fiscal year 2015 revenue target (the “Performance Condition”) and Mr. Vance’s continued employment through applicable vesting dates. In addition to the On-Target PSUs, Mr. Vance will be granted additional restricted stock units equal to 50% of the On-Target PSUs that he will be eligible to vest in if the Performance Condition is exceeded and Mr. Vance’s employment continues through the applicable vesting dates. Each equity award will be granted outside of our 2006 Equity Incentive Plan, but will generally be subject to the same terms and conditions as apply to options and awards granted under that plan, as applicable.

Pursuant to the retention agreement, in the event that Mr. Vance’s employment is terminated without cause or he resigns for good reason, he will be eligible for the following severance benefits: (1) a lump sum severance payment equal to twelve months’ worth of his then-current base salary, (2) to the extent not already paid, he will remain eligible to receive a bonus payment for the prior fiscal year (if applicable), (3) payment of his and his dependents’ COBRA premiums for up to twelve months and (4) if the termination occurs within three months prior to or within 12 months after a change in control, full acceleration of any unvested equity awards subject to time-based vesting then held by him. All of the foregoing severance benefits would be contingent on Mr. Vance’s execution of a release of claims and his resignation as a member of our Board.

In addition, Mr. Vance will enter into an Indemnity Agreement that requires us to indemnify Mr. Vance for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by him in any action or proceeding arising out of his services as our director or officer or any of our subsidiaries or any other company or enterprise to which Mr. Vance provides services at our request or for our convenience, or representing our interests. This description of the Indemnity Agreement is qualified in its entirety by reference to the full text of the form of such agreement, a copy of which was previously filed as exhibit to Amendment No. 1 to our Registration Statement on Form S-1 filed on October 2, 2006.

We issued a press release announcing Mr. Vance’s appointments on May 6, 2014, a copy of which is attached to this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release, dated May 6, 2014, entitled “Hansen Medical Appoints Cary Vance as President and CEO”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: May 6, 2014	/s/ CHRISTOPHER P. LOWE
Christopher P. Lowe
Interim Chief Executive Officer

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